UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 25, 2022

ZEBRA TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Overlook Point, Lincolnshire, Illinois		60069
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: 847-634-6700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Class A Common Stock, par value $.01 per share	ZBRA	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

On May 25, 2022, Zebra Technologies Corporation (the “Company”) completed a material amendment to its debt facilities by entering into Amendment No. 3 (“Amendment No. 3”) to the Amended and Restated Credit Agreement dated as of July 26, 2017 (as amended by Amendment No. 1, Amendment No. 2, and Amendment No. 3, the “Credit Agreement”), by and among the Company, Zebra Diamond Holdings Limited, a subsidiary of the Company (“ZDHL”), the lenders party thereto, and JPMorgan Chase Bank, N.A., as revolving facility administrative agent, Tranche A Term Loan administrative agent and collateral agent. Amendment No. 3, among other things, (1) refinances, respectively, the Tranche A Term Loans and Revolving Credit Facility under the Credit Agreement to (a) repay the existing indebtedness under the Credit Agreement, (b) increase the maximum loan amounts available to the Company and (c) amend pricing to substitute SOFR for LIBOR, due to the cessation of the latter benchmark, and add a new lower margin pricing tier; (2) extends the maturity date of the Tranche A Term Loans and Revolving Credit Facility and (3) revises certain terms, conditions and covenants providing for increased operating flexibility. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Revolving Credit Facility

The Revolving Credit Facility continues to include borrowing capacity available for letters of credit. Drawings under the Revolving Credit Facility are available in U.S. Dollars, Canadian Dollars, Pounds Sterling, Euros and certain other currencies agreed by the Company and the lenders, and, in the case of letters of credit, certain additional foreign currencies. Amendment No. 3 increases the amount from time to time available under the Revolving Credit Facility (including in respect of letters of credit) to the Dollar equivalent of $1.5 billion. The maturity date of the Revolving Credit Facility has been extended to May 25, 2027. Prior to the execution of Amendment No. 3, the Revolving Credit Facility had been scheduled to mature on August 9, 2024.

Borrowings under the Revolving Credit Facility initially bear interest at a rate per annum equal to, at the Company’s option, either (1) with respect to borrowings denominated in US Dollars, alternate base rate (“ABR”), plus an applicable margin or (2) (x) with respect to borrowings denominated in US Dollars, Adjusted Term SOFR Rate; (y) with respect to borrowings denominated in Canadian Dollars, Adjusted CDOR Rate or (z) with respect to borrowings denominated in Euros, Adjusted EURIBOR Rate (collectively, the “Benchmark Rate”); or (3) (x) with respect to borrowings denominated in US Dollars, Daily Simple SOFR or (y) with respect to borrowing denominated in Pounds Sterling, SONIA (collectively, the “RFR”), in each case of the foregoing clauses (1) to (3), plus an applicable margin. ABR is determined by reference to the highest of (a) the Federal Funds Effective Rate plus 0.50% per annum, (b) the rate that The Wall Street Journal from time to time publishes as the “U.S. Prime Rate,” or (c) the Adjusted Term SOFR Rate for U.S. dollars (for a one-month interest period), at all times including statutory reserves, plus 1.00% and (d) 1.00%. The applicable margin for borrowings under the Revolving Credit Facility is 0.00%, 0.25%, 0.50%, or 0.75% with respect to the ABR borrowings and 1.00%, 1.25%, 1.50%, or 1.75% with respect to the Benchmark Rate borrowings or RFR borrowings, depending on the Company’s total net leverage ratio from time to time.

In addition to paying interest on outstanding principal amounts under the Revolving Credit Facility, the Company is required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.225% per annum. The commitment fee rate will be adjusted on a quarterly basis to 0.175%, 0.225%, 0.250% or 0.300% depending on the Company’s total net leverage ratio from time to time.

The Revolving Credit Facility is required to be prepaid to the extent extensions of credit thereunder exceed the revolving commitments thereunder. The Company may voluntarily repay and re-borrow loans under the Revolving Credit Facility at any time without a premium or penalty, other than customary “breakage” costs with respect to certain loans.

The Company’s obligations under the Revolving Credit Facility are unconditionally guaranteed by each of its existing and future material wholly owned domestic restricted subsidiaries (subject to customary exceptions and other limitations) and, together with obligations under the guarantees, are secured by a first priority security interest in all of the collateral also securing the Tranche A Term Loans (subject to customary exceptions and other limitations).

The Company is required to comply with financial covenants consisting of (i) a quarterly maximum total secured net leverage ratio test and (ii) a quarterly minimum consolidated interest coverage ratio test, in each case, that is tested at the end of each fiscal quarter and is applicable to the Revolving Credit Facility and the Tranche A Term Facilities.

Tranche A Term Facilities

Borrowings under the Tranche A Term Facilities bear interest at a rate per annum equal to, at the Company’s option, either (1) ABR, plus an applicable margin, (2) the applicable Benchmark Rate, plus an applicable margin. The applicable margin with respect to the ABR borrowings will initially be 0.25% and will adjust to 0.00%, 0.25%, 0.50%, or 0.75% depending on the Company’s total net leverage ratio from time to time. The applicable margin with respect to the Benchmark Rate borrowings will initially be 1.25% and will adjust to 1.00%, 1.25%, 1.50%, or 1.75% depending on the Company’s total net leverage ratio from time to time. Amendment No. 3 increases the aggregate amount of the Tranche A Term Commitments to $1.75 billion, comprised of $483 million in the Tranche A-1 Term Commitment available to ZDHL (the loan made thereunder, the “Tranche A-1 Term Loan”) and $1.267 billion in the Tranche A-2 Term Commitment available to the Company (the loan made thereunder, the “Tranche A-2 Term Loan, and collectively with the Tranche A-1 Term Loan, the “Tranche A Term Loans”).

Tranche A Term Loans are required to be prepaid, subject to certain exceptions, with:

•100% of the net cash proceeds of certain asset sales and other dispositions of property by the Company or any of its restricted subsidiaries, subject to step-downs to 50% and 0% depending on the Company’s total secured net leverage ratio from time to time, subject to customary thresholds and reinvestment rights; and
•100% of the Company’s and its restricted subsidiaries’ net cash proceeds from issuances, offerings or placements of debt obligations not permitted under the Credit Agreement.

Amendment No. 3 eliminates any requirement of the Company to prepay the Tranche A Term Loans with its excess cash flow.

The Company may voluntarily prepay outstanding loans under the Tranche A Term Facilities at any time subject to customary “breakage” costs with respect to certain loans. The Company is required to make scheduled quarterly payments of the original principal amount of the Tranche A Term Loans. For the fiscal quarters ending September 30, 2022 through June 20, 2025, the scheduled quarterly payment will be 0.625% of the original principal amount of the Tranche A Term Loans. For the fiscal quarters ending September 30, 2025 through March 31, 2027, the scheduled quarterly payment will be 1.25% of the original principal amount of the Tranche A Term Loans. The outstanding principal balance of the Tranche A Term Loans will be due on May 25, 2027. Prior to the execution of Amendment No. 3, the outstanding principal balance of the Tranche A Term Loans had been scheduled to be due on August 9, 2024.

The Company’s obligations under the Tranche A Term Facilities are unconditionally guaranteed by each of its existing and future material wholly owned domestic restricted subsidiaries (subject to customary exceptions and other limitations) and, together with obligations under the guarantees, are secured by a perfected security interest in substantially all of the Company’s and the guarantors’ U.S. assets (subject to customary exceptions and other limitations), in each case, now owned or later acquired, including a pledge of all of the capital stock of substantially all of the Company’s material wholly-owned domestic restricted subsidiaries (with customary exceptions and other limitations) and 65% of the capital stock of certain of the Company’s first-tier material foreign restricted subsidiaries.

The Company is required to comply with financial covenants consisting of (i) a quarterly maximum total secured net leverage ratio test and (ii) a quarterly minimum consolidated interest coverage ratio test, in each case, that is tested at the end of each fiscal quarter and is applicable to the Revolving Credit Facility and the Tranche A Term Facilities.

Incremental Facilities

The Company has the right at any time to request incremental term and/or revolving commitments up to (1) $750 million, plus (2) all voluntary prepayments, debt buybacks, repurchases, redemptions and certain other retirements and payments by the Company of loans under the Tranche A Term Facilities and certain other types of indebtedness incurred by the Company and voluntary permanent commitment reductions under the Revolving Credit Facility, plus (3) an unlimited additional amount so long as such amount at such time could be incurred without causing the consolidated total secured net leverage ratio on a pro forma basis to exceed 3.00 to 1.00 (or, if such Incremental Facilities will be used to finance a Permitted Acquisition (or an Investment permitted under the Credit Agreement) and such Incremental Facilities will be unsecured, without causing the consolidated total net leverage ratio on a pro forma basis to exceed 4.75:1.00). The lenders under the Tranche A Term Facilities and the Revolving Credit Facility are not under any obligation to provide any such incremental commitments or loans and any such addition of or increase in commitments or loans are subject to certain customary conditions precedent.

The Credit Agreement provides for negative covenants that, among other things and subject to certain significant exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to:

•incur indebtedness, make guarantees or engage in hedging arrangements;
•incur liens or engage in sale-leaseback transactions;
•make investments, loans and acquisitions;
•merge, liquidate or dissolve;

•sell assets, including capital stock of the Company’s subsidiaries;
•pay dividends on the Company’s capital stock or redeem, repurchase or retire its capital stock;
•alter the business the Company conducts;
•amend, prepay, redeem or purchase subordinated debt; and
•enter into agreements limiting subsidiary dividends and distributions.

The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). If an event of default occurs (subject to certain exceptions, including with respect to any breach of a financial covenant), the lenders under the Tranche A Term Facilities and the Revolving Credit Facility, respectively, are entitled to take various actions, including the acceleration of amounts due under the Tranche A Term Facilities and the Revolving Credit Facility, respectively, and all actions permitted to be taken by a secured creditor under applicable law.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement. A copy of Amendment No. 3 and a conformed copy of the Credit Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 2, 2022.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 8.01 Other Items.

The Company issued a press release on May 26, 2022 announcing completion of the comprehensive debt restructuring. A copy of the press release is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following Exhibit is being furnished herewith:

Exhibit Number	Description of Exhibits
99.1	Registrant’s Press Release dated May 26, 2022
104	Cover Page Interactive Data File (embedded within the inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: May 26, 2022	By:	/s/ Cristen Kogl
Cristen Kogl
Chief Legal Officer, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
99.1	Registrant’s Press Release dated May 26, 2022
104	Cover Page Interactive Data File (embedded within the inline XBRL)